Exhibit 5.1
WiseCarter
WISE CARTER CHILD & CARAWAY, P.A.
ATTORNEYS AT LAW

Henry E. Chatham, Jr.	hec@wisecarter.com
Jackson Office	Direct Dial: 601.968.5520
Facsimile: 601.968.5593
March 31, 2010
Sanderson Farms, Inc.
Post Office Box 988
Laurel, Mississippi 39441
Re:	Sanderson Farms, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as Mississippi counsel to Sanderson Farms, Inc., a Mississippi corporation (the Company), in connection with the sale by the Company of up to 2,300,000 shares of the Company’s common stock, $1.00 per value per share (the “Shares”), including up to 300,000 Shares that the underwriters for the offering have the option to purchase solely to cover overallotments. The Shares are to be issued by the Company pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-153917) (the “Registration Statement”), as prepared by the Company’s special securities counsel.
     We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; and (e) a definitive purchase, underwriting or similar agreement with respect to the Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and is enforceable according to its terms. We have assumed that the execution and delivery of the Shares by the Company, and the performance of its obligations under the underwriting agreement will not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is subject, (ii) any law, rule or regulation to which the Company is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.
JACKSON: 401 E. CAPITOL ST., HERITAGE BLDG., SUITE 600, JACKSON, MS 39201 • P.O. BOX 651, JACKSON, MS 39205-0651 • PH.601.968.5500 FAX.601.968.5593
GULF COAST: 2781 C.T. SWITZER, SR. DRIVE, SUITE 307, BILOXI, MS 39531 • PH.228.385.9390 FAX.228.385.9394
HATTIESBURG: 601 ADELINE ST., HATTIESBURG, MS 39401 • P.O. BOX 990, HATTIESBURG, MS 39403-0990 • PH.601.582.5551 FAX.601.582.5556
www.wisecarter.com

WiseCarter
Sanderson Farms, Inc.

March 31, 2010
     We are members of the Bar of the State of Mississippi, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Mississippi, as in effect on the date hereof.
     Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company and when certificates in the form required under the Mississippi Business Corporation Act representing the Shares are duly executed, countersigned, registered and delivered upon payment of the agreed upon consideration therefor, the Shares when issued and sold in accordance with the applicable underwriting agreement will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours, WISE CARTER CHILD & CARAWAY Professional Association
By:	/s/ Henry E. Chatham, Jr.
Henry E. Chatham, Jr.

HEC:loh